Exhibit 99.01

FOR IMMEDIATE RELEASE

Versant Contact:

Lee McGrath

Chief Financial Officer

Versant Corporation

1-800-VERSANT

510-789-1500

lmcgrath@versant.com

Versant IR Contact:

Scott Liolios

Liolios Group, Inc.

949-574-3860

scott@liolios.com

Versant Announces Preliminary Second Quarter Revenue

Fremont, California, May 6, 2005 - Versant Corporation (NASDAQ: VSNT), an industry leader in specialized data management and data persistence software, today announced it currently expects to report revenue of between $ 4.2 and $ 4.5 million for its second quarter of fiscal 2005 ended April 30, 2005 due to the timing of certain license transactions and lower than expected utilization of consulting in North America. The company generated positive cash flow for the quarter, closing with a cash balance it currently expects to be approximately $ 4.8 million.

Versant will provide more information in its second quarter 2005 earnings call. The date and other details for this call will be announced in a subsequent press release.

About Versant Corporation

Versant Corporation (NASDAQ: VSNT) is an industry leader in specialized data management and open data access software.  Using Versant’s solutions, customers cut hardware costs, speed and simplify development, significantly reduce administration costs, and deliver products with a strong competitive edge.  Versant’s solutions are deployed in a wide array of industries including telecommunications, financial services, transportation, manufacturing, and defense. With over 50,000 installations, Versant has been a highly reliable partner for over 15 years for Global 2000 companies such as British Airways, US Government, Financial Times, IBM, and MCI.  For more information, call 510-789-1500 or visit www.versant.com.

Forward Looking Statements Involve Risks and Uncertainties

This press release contains forward-looking information within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbor created by those sections.  These forward-looking statements include those related to Versant’s expectations for its second quarter 2005 results.  Actual events or results may differ materially from those discussed in the forward looking statements as a result of various factors.  These factors include the possibility of changes to such expected results arising from the auditors review of such results and the risk factors set forth in Versant’s most recent Annual Report on Form 10-K filed with the SEC. Versant assumes no obligation to update the information contained in this press release.

Versant is either a registered trademark or trademark of Versant Corporation in the United States and/or other countries. All other products are a registered trademark or trademark of their respective company in the United States and/or other countries.

6539 Dumbarton Circle • Fremont • CA 94555 • USA • Main: (+1) 510 789 1500 • Fax: (+1) 510 789 1515